WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE>                  5
                           1,000


                                  EXHIBIT 27
                            Financial Data Schedule

Period type                           6 mos
Fiscal year end                       Dec 31, 1999
Period start                          Jan 1, 1999
Period end                            June 30, 1999
Cash                                  16,117
Securities                            6,525
Receivables                           85,565
Allowances                            (3,987)
Inventory                             9,667
Current assets                        129,517
PP&E                                  111,416
Depreciation                          (53,693)
Total assets                          282,307
Current liabilities                   75,445
Bonds                                 0
Preferred mandatory                   0
Preferred                             0
Common                                656
Other SE                              127,335
Total Liability and Equity            282,307
Sales                                 254,158
Total Revenue                         254,158
CGS                                   172,331
Total costs                           172,331
Other expenses                        60,740
Loss provision                        770
Interest expense                      3,212
Income pre tax                        19,529
Income tax                            8,113
Income continuing                     11,416
Discontinued                          0
Extraordinary                         0
Changes                               0
Net income                            11,416
EPS basic                             .99
EPS diluted                           .91


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